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                                 October 5, 2000                       Exhibit 5




FGIC Securities Purchase, Inc.
115 Broadway
New York, New York 10006

Re:  FGIC Securities Purchase, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-3 (the "Registration Statement"), in the form being filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of $1,000,000,000 aggregate principal amount of liquidity facility obligations (the "Obligations") of FGIC Securities Purchase, Inc, a Delaware corporation (the "Company"). The Obligations are to be issued in substantially the forms of the Standby Bond Purchase Agreements filed as Exhibits 4.1 and 4.2 to the Registration Statement (the "Standby Bond Purchase Agreements"). The Obligations are to be sold from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the "Prospectus") and any supplements to the Prospectus (each, a "Prospectus Supplement").

     We have examined instruments, documents and records which we deemed relevant and necessary for the basis of our opinions hereinafter expressed. Based on such examination, we are of the following opinions:

     1. The Company is validly existing and in good standing under the laws of the State of Delaware.

     2. The Company has duly authorized the form of each of the Standby Bond Purchase Agreements and, when executed and delivered by the Company, each will constitute a valid and binding agreement of the Company.

     3. When the Obligations have been duly issued by the Company as contemplated by the Standby Bond Purchase Agreements, such Obligations will be legal, valid and binding obligations of the Company.


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     Our opinion that the Obligations are legal, valid and binding is qualified as to limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other laws relating to or affecting the enforcement of creditors' rights generally; and general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law.

     We express no opinion as to matters of law in jurisdictions other than the State of California, the federal law of the United States and the corporate law of the State of Delaware.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in the Registration Statement, the Prospectus, any Prospectus Supplement and in any amendment or supplement thereto. In giving such consent, we do not consider that we are "experts" within the meaning of such term as used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.


                                       Very truly yours,


                                       /s/  ORRICK, HERRINGTON & SUTCLIFFE LLP